Shareholder meeting results (Unaudited)

December 18, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

       				Votes for 		Votes withheld
Ravi Akhoury 			144,159,880 		5,756,274
Jameson A. Baxter 		144,089,420 		5,826,734
Charles B. Curtis 		144,163,005 		5,753,149
Robert J. Darretta 		144,131,113 		5,785,041
Myra R. Drucker 		144,185,199 		5,730,955
John A. Hill 			144,123,942 		5,792,212
Paul L. Joskow 			144,226,682 		5,689,472
Elizabeth T. Kennan* 		143,986,867 		5,929,287
Kenneth R. Leibler 		144,161,109 		5,755,045
Robert E. Patterson 		144,163,377 		5,752,777
George Putnam, III 		144,132,419 		5,783,735
Robert L. Reynolds 		144,288,500 		5,627,654
W. Thomas Stephens 		144,223,485 		5,692,669
Richard B. Worley 		144,224,274 		5,691,880
* Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes 		Votes 		Abstentions 		Broker
For		against 				non-votes
9,979,027 	287,996 	1,080,842 		3,916,044

All tabulations are rounded to the nearest whole number.